Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-265466), Form F-3ASR (No. 333-279227), Form S-8 (No. 333-264254), Form S-8 (No. 333-266904), Form S-8 (No. 333-269093) and Form S-8 (No. 333-278001) of Genius Sports Limited (“the Company”) of our report dated March 14, 2025, relating to the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting of the Company, which appears in this Annual Report on Form 20-F for the year ended December 31, 2024.

/s/ WithumSmith+Brown, PC

New York, New York
March 14, 2025